Exhibit 5.1

A PROFESSIONAL CORPORATION
	500 SANSOME STREET	RICHARD TOBIN (1852-1887)
PHILLIP R. POLLOCK	EIGHTH FLOOR	ROBERT TOBIN (1875-1889)
Email: prpollock@tobinlaw.com	SAN FRANCISCO, CALIFORNIA 94111	CYRIL R. TOBIN (1905-1977)
FACSIMILE (415) 433-3883
(415) 433-1400
August 28, 2006
Sequoia Residential Funding, Inc.
One Belvedere Place, Suite 330
Mill Valley, CA 94941

Re:	Registration Statement on Form S-3 by Sequoia Residential Funding, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to Sequoia Residential Funding, Inc., a Delaware corporation (the “Company”), in connection with the offering of approximately $745,082,724 aggregate principal amount of the Company’s Sequoia Mortgage Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1 (the “Certificates”) pursuant to a prospectus dated July 26, 2006 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated August 17, 2006 (the “First Preliminary Prospectus Supplement”), and as further supplemented by the preliminary prospectus supplement dated August 21, 2006 (the “Second Preliminary Prospectus Supplement”), and as further supplemented by the prospectus supplement dated August 28, 2006 (the “Prospectus Supplement,” and together with the First Preliminary Prospectus Supplement, the Second Preliminary Prospectus Supplement, and the Base Prospectus, the “Prospectus”). A registration statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-132123) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and was declared effective on July 26, 2006.
     As set forth in the Prospectus, the Certificates will be issued by a trust under and pursuant to the conditions of a pooling and servicing agreement dated as of August 1, 2006 (the “Pooling and Servicing Agreement”) among the Company, RWT Holdings, Inc. as seller (the “Seller”), Wells Fargo Bank, N.A., as master servicer and securities administrator (the “Master Servicer”), and HSBC Bank USA, National Association, as trustee (the “Trustee”).
     We have examined and relied upon copies of the Company’s Bylaws, the Registration Statement, the form of Pooling and Servicing Agreement and the forms of Certificates included as exhibits thereto, and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

Sequoia Mortgage Funding Corporation
Sequoia Residential Funding, Inc.
August 28, 2006

     In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     Based upon the foregoing, we are of the opinion that:
     1. When the Pooling and Servicing Agreement relating to the Certificates has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, the Master Servicer, the Seller, and the Trustee, such Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equity principles.
     2. When the Certificates have been duly authorized by all necessary action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Trustee in accordance with the terms of the Pooling and Servicing Agreement and issued and delivered against payment therefor as described in the Registration Statement and the Prospectus delivered in connection therewith, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the Pooling and Servicing Agreement.
     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein), the corporation laws of the State of Delaware and the federal laws of the United States of America.
     We hereby consent to the filing of this letter and to the references to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Very truly yours, TOBIN & TOBIN /s/ Tobin & Tobin